Registration No. 333-44381
                                                               filed pursuant to
                                                                  Rule 424(b)(3)

                               CINTAS CORPORATION

                         217,721 shares of Common Stock
                  --------------------------------------------


     This Prospectus relates to 217,721 shares of Common Stock, without par value, of Cintas Corporation, a Washington corporation ("Cintas" or the "Company"). These shares are being offered for sale by the following: the John Thornton Westland Family Trust, the Grant and Karen Westland Revocable
Intervivos Trust, Holden Westland, Patricia Westland, David Arnold, Steve Pulbrook, the David and Stephanie Johnson Trust, Andy Kubiak, Robert J. Arnold and Muriel B. Furgerson, Joint Tenants, and Anita Muniz (the "Selling
Shareholders"). The John Thornton Westland Family Trust received its shares through a gift from John Westland, an individual who acquired 52,954 shares of Cintas Common Stock in connection with an acquisition of Eastwater Scientific Products, Inc. ("Eastwater") by Cintas (the "Eastwater Merger"). The Grant and Karen Westland Revocable Intervivos Trust received its shares through a gift from Grant Westland, an individual who acquired 29,683 shares of Cintas Common Stock in connection with the Eastwater Merger. The David and Stephanie Johnson Trust received its shares through a gift from David Johnson, an individual who acquired 18,808 shares of Cintas Common Stock in connection with the Eastwater Merger. Robert J. Arnold and Muriel B. Furgerson, Joint Tenants, received their shares through a gift from Robert Arnold, an individual who acquired 546 shares of Cintas Common Stock in connection with the Eastwater Merger. Eastwater is a corporation that was previously owned by John Westland, Grant Westland, Holden Westland, Patricia Westland, David Arnold, Steve Pulbrook, David Johnson, Andy Kubiak, Robert Arnold and Anita Muniz.

                  --------------------------------------------


     The Common Stock may be offered to the public from time to time by the Selling Shareholders. See "Selling Shareholders." The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Shareholders but will pay certain of the expenses of this offering. The Selling Shareholders will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Shareholders. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution." The Cintas Common Stock is traded in the Nasdaq National Market under the symbol "CTAS." On March 12, 1998, the closing sales price of the Cintas Common Stock was $50-3/8.

                  --------------------------------------------


                THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                  SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------


                 The date of this Prospectus is March 13, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under file No. 0-11399. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York, and at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. In addition, material filed by the Company can be obtained and inspected at the offices of The Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland, 20850, on which the Company's Common Stock is quoted. The Company files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such reports, proxy statements and other information.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (Number 333-44381) filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are complete in all material respects, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:


(1) Annual Report on Form 10-K for the fiscal year ended May 31, 1997.

(2) Registration Statement on Form 8-A, SEC File No. 0-11399, registering the Company's Common Stock under Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.

(3) Definitive Proxy Statement for the fiscal year ended May 31, 1997.

(4) Quarterly Reports on Form 10-Q for the quarters ended August 31, 1997 and November 30, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

     Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM WILLIAM C. GALE, VICE PRESIDENT OF FINANCE OF THE COMPANY, 6800 CINTAS BOULEVARD, CINCINNATI, OHIO 45262, PHONE (513) 459-1200.

                                   THE COMPANY

     Cintas is a leader in the uniform rental and sales business and has particular expertise in designing, planning and implementing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Revenues received from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths, accounted for approximately 88% of Cintas' revenues for fiscal 1997. The balance of the Company's revenues are derived from custom uniform sales, the sale of first aid and safety products, consumable cleanroom supplies and sales of related items. The Company provides uniform and related rental products and services through a network of 130 rental locations and three cleanroom laundries and sells uniforms to national customers through distribution centers located in Cincinnati, Ohio, Reno, Nevada and Montgomery, Alabama. First aid and safety products are sold, for the most part, by Cintas to independent distributors who in turn sell these products to industrial users. At its four garment manufacturing facilities the Company manufactures a substantial portion of the uniform trousers and uniform shirts supplied to its customers.

     During the past five years, Cintas has made several acquisitions of uniform rental operations which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company intends to continue to expand, through both internal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program of both uniform rental companies and companies that engage in the sale and distribution of first aid and safety products.

     Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boulevard, Cincinnati, Ohio 45262; telephone number (513) 459-1200.

                              SELLING SHAREHOLDERS

     The shares offered pursuant to this Prospectus are being sold by the Selling Shareholders in the following amounts, all of which are being offered for sale hereby: the John Thornton Westland Family Trust, 52,954 shares; the Grant and Karen Westland Revocable Intervivos Trust, 29,683 shares; Holden Westland, 25,186 shares; Patricia Westland, 24,788 shares; David Arnold, 49,608 shares; Steve Pulbrook, 12,876 shares; the David and Stephanie Johnson Trust, 18,808 shares; Andy Kubiak, 2,726 shares; Robert J. Arnold and Muriel B. Furgerson, Joint Tenants, 546 shares; and Anita Muniz, 546 shares. The Selling Shareholders own no other shares of Cintas Common Stock and if all shares offered hereby are sold, they will own no Cintas Common Stock upon the completion of this offering. Shares acquired by gift from the shares owned by the Selling Shareholders may also be sold pursuant to the Prospectus by any such donee. This prospectus may also be used by transferees, assignees, distributees and pledgees of the Selling Shareholders.

     On December 1, 1997, Eastwater was acquired by Cintas through the merger of this corporation with a wholly-owned subsidiary of Cintas (the "Eastwater Merger"). Eastwater is a corporation that was previously owned by John Westland, Grant Westland, Holden Westland, Patricia Westland, David Arnold, Steve Pulbrook, David Johnson, Andy Kubiak, Robert Arnold and Anita Muniz. In the Eastwater Merger, the former shareholders of Eastwater received the 217,721 shares of Cintas Common Stock described in this Prospectus in exchange for their shares of Eastwater capital stock. Holden Westland, Patricia Westland, David Arnold, Steve Pulbrook, Andy Kubiak and Anita Muniz received 115,730 of the 217,721 shares. The John Thornton Westland Family Trust received its shares through a gift from John Westland, an individual who acquired 52,954 shares of Cintas Common Stock in connection with the Eastwater Merger. The Grant and Karen Westland Revocable Intervivos Trust received its shares through a gift from Grant Westland, an individual who acquired 29,683 shares of Cintas Common Stock in connection with the Eastwater Merger. The David and Stephanie Johnson Trust received its shares through a gift from David Johnson, an individual who acquired 18,808 shares of Cintas Common Stock in connection with the Eastwater Merger. Robert J. Arnold and Muriel B. Furgerson, Joint Tenants, received their shares through a gift from Robert Arnold, an individual who acquired 546 shares of Cintas Common Stock in connection with the Eastwater Merger.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Common Stock through underwriters, dealers or agents. The distribution of the Common Stock by the Selling Shareholders may be effected from time to time in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Usual  and  customary  or   specifically   negotiated   brokerage  fees  or
commissions may be paid by these holders in connection with such sales.

     The Company will pay certain expenses incident to the offering and sale of the Common Stock to the public. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Shareholders.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Donald
P. Klekamp, a Director of the Company, is a partner. Members of that firm beneficially own 153,967 shares of Cintas Common Stock.

                                     EXPERTS

     The consolidated financial statements of Cintas Corporation incorporated by reference in Cintas Corporation's Annual Report on Form 10-K for the year ended May 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                                  MISCELLANEOUS

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cintas since the date hereof or that the information herein is correct as of any time subsequent to its date.